[LOGO] National Media Release	Group Corporate Affairs National Australia Bank Limited ABN 12004044937 500 Bourke Street Melbourne Victoria 3000 Australia Telephone: (03) 8641 3580 Facsimile: (03) 8641 4925

National Australia Bank Announces the Sale of HomeSide Lending
Operating Assets to Washington Mutual

National Australia Bank Limited (the "National")(ASX:NAB; NYSE:NAB) is pleased to announce today the sale of HomeSide Lending, Inc.'s operating platform and all of its operating assets to Washington Mutual, Inc.

Washington Mutual will pay A$3.7 (US$1.9) billion for the HomeSide assets, which will include an A$111 (US$57) million premium under AUS GAAP. Under U.S. GAAP, the premium is A$49 (US$25) million.

The transaction is expected to be neutral to the National's 2002 earnings per share and will marginally strengthen the Group's capital ratios.

The National will retain the mortgage servicing rights (MSR) and related financial hedges at the date of completion.

Washington Mutual will acquire all of HomeSide’s servicing technology and other corporate assets including wholesale, correspondent and consumer direct production channels and servicing sites in Jacksonville, Florida and San Antonio, Texas.

Under the terms of the agreement, Washington Mutual will acquire A$3.7 (US$1.9) billion in assets, primarily consisting of HomeSide’s A$3.5 (US$1.8) billion warehouse and pipeline mortgage loans.

“This is a good deal in a tough selling environment, providing a range of benefits,” said the National’s Managing Director and Chief Executive Officer, Frank Cicutto.

Selling the operating platform now allows the National to:

  realise a premium on sale of the operating platform;
  exit the operating business and eliminate the risk associated with further generation of MSR;
  begin to reduce financial exposure to MSR immediately upon completion;
  dispose of the residual MSR in more conducive market circumstances;
  increase the liquidity of the MSR; and
  free up capital.

The MSR asset will reduce progressively. The National has the flexibility to dispose of the MSR in whole or in part to other parties after the date of completion. The mortgages will be serviced under contract by Washington Mutual.

“Selling the operating platform when buyer interest in origination businesses is strong gives us both fair value for this part of HomeSide and maximum flexibility within which to sell the MSR when prices are more attractive,” said Mr Cicutto.

Management of the MSR will be transferred to the National’s New York office where it will continue to be overseen by an expert team, including external consultants BlackRock and Cohane Rafferty Securities.

Since this team was put in place three months ago, the carrying value of the asset has remained steady and the hedge has performed effectively.

“We have succeeded in structuring a transaction that allows us to exit the operating business whilst providing the flexibility to achieve fair value for MSR going forward. This will enable us to focus more intently on our core banking and wealth management businesses,” Mr Cicutto said.

“Our agreement with Washington Mutual is the result of an extensive and competitive sale process focused on three key objectives – value, timing and transaction certainty. It provides the best solution and a measured way to exit the mortgage business in the United States.

“The National is pleased that this transaction provides ongoing opportunities for HomeSide employees and maintains service levels for customers.”

Washington Mutual will continue to service the Australian loan portfolio for a transition period of up to two-and-a-half years utilising the existing platform. The National also retains rights to the HomeSide brand name and technology in markets outside North America.

It is anticipated that the transaction will close in the first quarter of 2002, subject to customary closing conditions.

Morgan Stanley and Heller Ehrman White & McAuliffe LLP represented Washington Mutual. National Australia Bank Limited was represented by Cohane Rafferty, Merrill Lynch and Sullivan & Cromwell.

Melbourne, 12 December 2001

For further information contact:

Brandon Phillips
Group Manager, Media
03 8641 3857
0419 369 058